May 27, 2014

Dear Fellow Stockholder:

Inland Real Estate Income Trust, Inc. (“Inland Income Trust”) remains focused on building a portfolio of high-quality commercial real estate assets with the goal of generating predictable and sustainable distributions for our stockholders. We continue to move forward with our acquisitions strategy of purchasing multi-tenant, necessity-based shopping centers, because we believe these assets can produce solid risk-adjusted returns and are poised for growth in today’s recovering market.

Economic growth, albeit slower than hoped for, has continued to improve over the last few years, and economic data that can affect shopping centers, such as unemployment and consumer spending, continue to improve as well. What makes today’s environment so exciting for multi-tenant retail real estate specifically is that we are also seeing relatively strong rental income growth. In addition, the ability to increase rental rates at multi-tenant retail properties provides the opportunity to outpace potential increases in the rate of inflation.

MidTowne Shopping Center

MidTowne Shopping Center located in Little Rock, Arkansas

On May 13, 2014, we purchased MidTowne Shopping Center, a 126,288 square-foot multi-tenant shopping center located in Little Rock, Arkansas for $41.45 million. The center is 95.6% occupied and leased to 22 tenants including The Container Store, Pottery Barn and Ulta. MidTowne Shopping Center is located across the street from Park Avenue Shopping Center, which we acquired in February. We believe the close proximity of the two shopping centers allows us to own the main retail corridor in a growing market, while also creating valuable synergies and economies of scale.

As of May 13, 2014, Inland Income Trust owned 18 retail properties in eight states totaling 865,380 square feet. We continue to evaluate several multi-tenant retail properties for acquisition and will keep you apprised of our progress.

We are also excited to share that our Board of Directors unanimously elected two officers to our executive team: Mitchell Sabshon as chief executive officer and Catherine Lynch as chief financial officer. Mr. Sabshon is also currently the chief executive officer, president and a director of our sponsor, Inland Real Estate Investment Corporation (“Inland Investments”). Ms. Lynch is currently the chief financial officer and a director of Inland Investments. We believe the addition of Mr. Sabshon and Ms. Lynch enhances Inland Income Trust’s management expertise as we move through this phase of our lifecycle.

Report on Expenses

As part of our normal business operations, we are required by our charter to monitor and report expenses on a trailing 12-month basis. At the end of any quarter, our “total operating expenses” may not, without approval of our independent directors, exceed the greater of 2% of our “average invested assets” or 25% of our “net income,” each as defined in our charter, for the prior trailing 12-month period. For the trailing 12 months ended March 31, 2014, our “total operating expenses” as a percentage of “average invested assets” and “net loss” were approximately 2.4% and -245%, respectively.

Our independent directors have reviewed our expenses and concluded they are justified since Inland Income Trust is in the early stages of raising capital and acquiring properties. This result is typical of a REIT in this stage of the lifecycle, and we anticipate our expenses will continue to decrease as a percentage of our assets and as a percentage of our net income as we acquire more properties throughout the year.

Annual Stockholders’ Meeting Reminder

The Inland Income Trust Annual Stockholders’ Meeting is scheduled to be held on Thursday, July 10, 2014 at 10:00 a.m. (CT) at the Inland Corporate Office located at 2901 Butterfield Road, Oak Brook, IL 60523. All stockholders of record as of March 31, 2014 should have received their proxy statement, and we encourage our stockholders to vote their shares in order to have a quorum at the stockholders’ meeting.

Quarterly Earnings Webcast

The Inland Income Trust executive management team will discuss our first quarter operating results during a webcast on Thursday, June 19 at 2:00 p.m. CT. You may access a webcast link under the “News & Updates – Webcasts/Presentations” section of our website: www.InlandIncomeTrust.com. You can access the webcast 20 minutes prior to the event. We hope you can join us.

We are pleased to let you know that your May distribution will be paid on Monday, June 2, 2014. In the next several days, you will receive your monthly check or account statement, which includes information regarding your share of the 6% annualized distribution on a share purchase price of $10.00 paid to stockholders of record in May 2014. We appreciate and thank you for your investment in Inland Income Trust. For more information, please visit our website: www.InlandIncomeTrust.com.

Sincerely, INLAND REAL ESTATE INCOME TRUST, INC. JoAnn M. McGuinness President and Chief Operating Officer

Enclosure

cc: Trustee, Broker Dealer, Financial Advisor

This letter contains "forward-looking statements" made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The statements may be identified by terminology such as "may", "would", "expect", "intend", "estimate", "anticipate", "plan", "seek", "appears", or "believe". Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the uncertainties related to the acquisition of any property, general economic conditions, unforeseen events affecting the real estate industry or particular markets, and other factors detailed under Risk Factors in our most recent Form 10-K and subsequent Form 10-Qs on file with Securities and Exchange Commission.

Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, the Company undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this letter. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.